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                                                               Exhibit 99.(H)(4)

                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     BETWEEN

                                   ICON FUNDS

                                       AND

                      BOSTON FINANCIAL DATA SERVICES, INC.

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                                TABLE OF CONTENTS

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                                                                            PAGE
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
1.    Terms of Appointment and Duties                                          1

2.    Third Party Administrators for Defined Contribution Plans                3

3.    Fees and Expenses                                                        4

4.    Representations and Warranties of the Transfer Agent                     5

5.    Representations and Warranties of the Fund                               6

6.    Wire Transfer Operating Guidelines                                       6

7.    Data Access and Proprietary Information                                  8

8.    Indemnification                                                          9

9.    Standard of Care                                                        10

10.   Confidentiality                                                         11

11.   Covenants of the Fund and the Transfer Agent                            11

12.   Termination of Agreement                                                12

13.   Assignment and Third Party Beneficiaries                                13

14.   Subcontractors                                                          14

15.   Miscellaneous                                                           14

16.   Additional Funds                                                        16

17.   Limitations of Liability of the Trustees and Shareholders               16

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                      TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 22nd day of April, 2005, by and between the ICON FUNDS, a Massachusetts business trust, having its principal office and place of business at 5299 DTC Boulevard, Suite 1200, Greenwood Village, Colorado 80111 (the "Fund"), and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts trust company having its principal office and place of business at 2 Heritage Drive,
N. Quincy, MA 02171 (the "Transfer Agent").

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund intends to initially offer shares in seventeen (17) series, such series shall be named in the attached Schedule A which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with SECTION 16, being herein referred to as a "Portfolio", and collectively as the "Portfolios"); and

WHEREAS, the Fund on behalf of the Portfolios desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.        TERMS OF APPOINTMENT AND DUTIES

   1.1 TRANSFER AGENCY SERVICES. Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as its transfer agent for the Fund's authorized and issued shares of its beneficial interest ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectuses and statements of additional information ("prospectus") of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program. The Transfer Agent will:

          (a) Receive for acceptance, in accordance with the current prospectus as provided to the Transfer Agent by the Fund, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian of the Fund (the "Custodian");

          (b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

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          (c) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

          (d) In respect to the transactions in items (a), (b) and (c) above, the Transfer Agent shall execute transactions directly with broker-dealers authorized by the Fund;

          (e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

          (f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

          (g) Prepare and transmit payments for dividends and distributions declared and funded by the Fund on behalf of the applicable Portfolio;

          (h) Issue replacement checks and place stop orders on original checks based on Shareholder's representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Fund, and the Fund shall be responsible for all losses or claims resulting from such replacement;

          (i) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

          (j) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

   1.2 ADDITIONAL SERVICES. In addition to, and neither in lieu nor in contravention of, the services set forth in the above SECTION 1.1, the Transfer Agent shall perform the following services:

          (a) OTHER CUSTOMARY SERVICES. Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists; mailing proxies; Shareholder reports and prospectuses to current Shareholders; withholding taxes on U.S. resident and non-resident alien accounts; preparing and filing U.S. Treasury Department Forms 1099

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          and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders; preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; preparing and mailing activity statements for Shareholders, and providing Shareholder account information;

          (b) CONTROL BOOK (ALSO KNOWN AS "SUPER SHEET"). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

          (c) "BLUE SKY" REPORTING. The Fund or its limited agent shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and providing a system which will enable the Fund to monitor the total number of Shares sold in each State;

          (d) NATIONAL SECURITIES CLEARING CORPORATION (THE "NSCC"). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to Fund's banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund's records on DST Systems, Inc. computer system TA2000 ("TA2000 System") in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

          (e) NEW PROCEDURES. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf;

          (f) NEW FUNCTIONS/SYSTEM ENHANCEMENTS. The Transfer Agent shall use its best efforts to keep the Fund apprised of, and will provide, reasonably promptly under the circumstances, information with respect to any new, additional functions, features,

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          changes or improvements to existing functions or features as may be available from time to time.

          (g) ANTI-MONEY LAUNDERING ("AML") DELEGATION. If the Fund elects to delegate to the Transfer Agent certain AML duties under this Agreement, the parties will agree to such duties and terms as stated in the attached schedule ("Schedule 1.2 entitled "AML Delegation" which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Transfer Agent pursuant to this SECTION 1.2, the Fund agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such additional duties in the amount as the parties may from time to time agree in writing in accordance with SECTION 3 (Fees and Expenses) below.

   1.3 RETIREMENT ACCOUNTS. With respect to certain retirement plans or accounts (such as individual retirement accounts ("IRAs"), SIMPLE IRAs, SEP IRAs, Roth IRAs, Education IRAs, and 403(b) Plans (such accounts, "Retirement Accounts"), the Transfer Agent, at the request of the Fund, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services to be provided by State Street Bank and Trust Company (the "Bank"), account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

2.        THIRD PARTY ADMINISTRATORS FOR DEFINED CONTRIBUTION PLANS

   2.1 The Fund may decide to make available to certain of its customers, a qualified plan program (the "Program") pursuant to which the customers ("Employers") may adopt certain plans of deferred compensation ("Plan or Plans") for the benefit of the individual Plan participant (the "Plan Participant"), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code") and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended (the "TPA(s)").

   2.2    In accordance with the procedures established in the initial Schedule
          2.1 entitled "Third Party Administrator Procedures", as may be amended by the Transfer Agent and the Fund from time to time ("Schedule 2.1"), the Transfer Agent shall:

          (a) Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs as the case may be as omnibus accounts;

          (b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

          (c) Perform all services under SECTION 1 as transfer agent of the Funds and not as a record-keeper for the Plans.

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   2.3    Transactions identified under SECTION 2 of this Agreement shall be deemed exception services ("Exception Services") when such transactions:

          (a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform services under SECTION 1 of this Agreement;

          (b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

          (c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan and pre-nightly transactions.

3.        FEES AND EXPENSES

   3.1 FEE SCHEDULE. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent an annual maintenance fee for each Shareholder account as set forth in the attached fee schedule ("Schedule 3.1"). Such fees and out-of-pocket expenses and advances identified under SECTION 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

   3.2 OUT-OF-POCKET EXPENSES. In addition to the fee paid under SECTION 3.1 above, the Fund agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, mailing and tabulating proxies, records storage, or advances incurred by the Transfer Agent for the items set out in Schedule 3.1 attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund.

   3.3 POSTAGE. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

   3.4 INVOICES. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by

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          payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

   3.5 COST OF LIVING ADJUSTMENT. Following the first anniversary of the date first written above, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. As used herein, "CPI-W" shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

   3.6 LATE PAYMENTS. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by THE WALL STREET JOURNAL (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Fund) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4.        REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Fund that:

   4.1 It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

   4.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

   4.3 It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

   4.4 It is a transfer agent fully registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   4.5 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

   4.6 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

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5.        REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to the Transfer Agent that:

   5.1 It is a business trust duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

   5.2 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

   5.3 All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

   5.4 It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act").

   5.5 A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

6.        WIRE TRANSFER OPERATING GUIDELINES/ARTICLES 4A OF THE UNIFORM
          COMMERCIAL CODE

   6.1 OBLIGATION OF SENDER. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after this the customary deadline will be deemed to have been received the next business day.

   6.2 SECURITY PROCEDURE. The Fund acknowledges that the Security Procedure it has designated on the Fund Selection Form was selected by the Fund from security procedures offered by the Transfer Agent. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund's authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

   6.3 ACCOUNT NUMBERS. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy

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          between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

   6.4 REJECTION. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

   6.5 CANCELLATION AMENDMENT. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

   6.6 ERRORS. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

   6.7 INTEREST. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

   6.8 ACH CREDIT ENTRIES/PROVISIONAL PAYMENTS. When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Bank will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

   6.9 CONFIRMATION. Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent's proprietary information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty
          (30) days.

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7.        DATA ACCESS AND PROPRIETARY INFORMATION

   7.1 The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

          (a) Use such programs and databases (i) solely on the computers of the Fund and its affiliates and agents, or (ii) solely from equipment at the location agreed to between the Fund and the Transfer Agent and
          (iii) solely in accordance with the Transfer Agent's applicable user documentation;

          (b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund's computer(s)), the Proprietary Information;

          (c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

          (d) Refrain from causing or allowing information transmitted from the Transfer Agent's computer to the Fund's terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

          (e) Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

          (f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

   7.2 Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are

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          already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

   7.3 The Fund acknowledges that its obligation to protect the Transfer Agent's Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

   7.4 If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

   7.5 If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to
          (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

   7.6 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this SECTION 7. The obligations of this Section shall survive any earlier termination of this Agreement.

8.        INDEMNIFICATION

   8.1 The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent and the Bank, as to SECTION 8.1(e), harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

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          (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement (including the defense of any law suit in which the Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

          (b) The Fund's lack of good faith, negligence or willful misconduct;

          (c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on:
          (i) any information, records, documents, or data which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

          (d) The acceptance of e-mail and facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs, or the Funds, and the reliance by the Transfer Agent on the broker-dealer, TPA, or the Fund to ensure that the original source documentation is in good order and properly retained;

          (e) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

          (d) The negotiation and processing of any checks, wires and ACH payments including without limitation for deposit into the Fund's demand deposit account maintained by the Transfer Agent; or

          (e) Upon the Fund's request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

   8.2 The Transfer Agent shall indemnify and hold the Fund and its officers, directors and agents harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Transfer Agent as a result of the Transfer Agent's lack of good faith, negligence or willful misconduct.

   8.3 In order that the indemnification provisions contained in this SECTION 8 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund's prior written consent.

9.        STANDARD OF CARE/LIMITATION OF LIABILITY

          The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by SECTION 9 of this Agreement. This shall apply to Exception Services as defined in SECTION 2.3 herein, but such application shall take into consideration the manual processing involved in, and time sensitive nature of, Exception Services. Notwithstanding the foregoing, the Transfer Agent's aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) calendar months immediately preceding the event for which recovery from the Transfer Agent is being sought.

10.       CONFIDENTIALITY

          The Fund's records, including all those maintained hereunder by the Transfer Agent, whether in magnetic media, hard copy, film form or other format, shall be the Fund's property for all purposes and the Transfer Agent shall treat confidentially and as proprietary information all such records and other information related to the Fund and its Shareholders which is not independently available to the Transfer Agent or in the public domain, and shall use such records only in connection with the performance of its duties hereunder and for no other purpose. The Transfer Agent and the Fund further agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance under this Agreement (collectively, "Confidential

          Information"). The Fund and the Transfer Agent further covenant and agree to retain all such Confidential Information acquired during and after the term of this Agreement in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. In particular, each party agrees with respect to such Confidential
          Information:

          (a) That all Confidential Information so acquired by it or its employees, agents or contractors under this Agreement, or in contemplation thereof, shall be and shall remain the other party's exclusive property;

          (b) to inform its employees, agents or contractors engaged in handling Confidential Information of its confidential nature;

          (c) to limit access to such Confidential Information to authorized employees, agents or contractors who have a need to know and use such information and data in connection with this Agreement and the services to be supplied hereunder;

          (d) to keep, and have their employees, agents and contractors keep and all such information and data confidential.

   10.1 In the event of breach of the foregoing by either party, the remedies provided by SECTION 7.3 shall be available to the party whose Confidential Information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement; provided the Transfer Agent takes such precautions with regard to such information and data to ensure that the sub-contractor guards the secrecy and confidentiality of the information and data as though the sub-contractor were a party to this Agreement.

   10.2 In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

11.       COVENANTS OF THE FUND AND THE TRANSFER AGENT

   11.1   The Fund shall promptly furnish to the Transfer Agent the following:

          (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

          (b) A copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto.

   11.2 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

   11.3 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner and for such period, as are required by Section 31 of the 1940 Act, as amended as it may deem advisable. The Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

   11.4 Each of the parties shall at its own expense secure and maintain, and shall require its subcontractors to secure and maintain, throughout the term of the Agreement, the minimum insurance coverage it deems adequate, provided that such coverage is available from a domestic insurance carrier at a reasonable cost to the insured party. Such insurance will be maintained with companies qualified to do business in the jurisdiction in which the services will be performed. The insurance coverage maintained by each party and such party's subcontractors shall be primary to insurance coverage, if any, maintained by the other parties. Transfer Agent shall notify the Trust promptly of any material claims against it with respect to the services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust promptly should the total outstanding claim made by Transfer Agent under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

12.       TERMINATION OF AGREEMENT

   12.1 TERM. The initial term of this Agreement (the "Initial Term") shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this SECTION 12. Unless a terminating party gives written notice to the other party one hundred and twenty
          (120) days before the expiration of the Initial Term or any Renewal Term, this Agreement will renew automatically from year to year (each such year-to-year renewal term a "Renewal Term"). One hundred and twenty (120) days before the expiration of the Initial Term or a Renewal Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. Otherwise, the fees shall be increased pursuant to SECTION 3.5 of this Agreement.

   12.1(A) CAUSE. If either of the parties hereto becomes in default in the performance of its duties or obligations hereunder and such default has a material effect on the other party, or if the Transfer Agent's performance of the services hereunder does not meet or exceed the same measures as set forth in Schedule 12.1.A for a period of three (3) consecutive months (a "Service Level Default"), then the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. If the defaulting party fails to cure such default within thirty (30) days of receipt of such notice, or, with respect to a Service Level Default, within ninety (90) days of receipt of such notice, or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting party may terminate this Agreement upon notice of not less than five (5) days to the defaulting party.

   12.2 EARLY TERMINATION. Notwithstanding anything contained in this Agreement to the contrary, should the Fund desire to move any of its services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date; however, there can be no guarantee or assurance that the Transfer Agent will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should services be converted to a successor service provider, or if the Fund is liquidated or its assets merged or purchased or the like with or by another entity which does not utilize the services of the Transfer Agent, the fees payable to the Transfer Agent shall be calculated as if the services had been performed by the Transfer Agent until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to the Transfer Agent, and the payment of all fees to the Transfer Agent as set forth herein shall be accelerated to the business day immediately prior to the conversion or termination of services.

   12.3 EXPIRATION OF TERM. During the Initial Term or Renewal Term, whichever currently is in effect, should either party exercise its right to terminate, all out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination.

   12.4 CONFIDENTIAL INFORMATION. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

   12.5 UNPAID INVOICES. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days, except with respect to any amount subject to a good faith dispute within the meaning of SECTION 3.4 of this Agreement.

   12.6 BANKRUPTCY. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

13.       ASSIGNMENT AND THIRD PARTY BENEFICIARIES

   13.1 Except as provided in SECTION 14.1 below neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

   13.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

   13.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in SECTION 14.1 and Schedule 1.2(f), neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

14.       SUBCONTRACTORS

   14.1 The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with a subsidiary or affiliate duly registered as a transfer agent; provided, however that the Transfer Agent shall be fully responsible to the Fund for the acts and omissions of such subsidiary or affiliate as it is for its own acts and omissions.

   14.2 Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

15.       MISCELLANEOUS

   15.1 AUDITS AND INTERNAL CONTROLS REPORT. Transfer Agent shall provide the Fund with detailed information about its servicing, including but not limited to, monitoring phone conversations and reviewing correspondence and operating procedures as they relate to the provision of services under this Agreement. Access to this information is intended to provide the Trust, and in particular it's Chief Compliance Officer, information with which it may, among other things, assure itself that the Transfer Agent's system of internal controls is adequate. The Transfer Agent shall also provide to the Trust annually copies of its Statement on Auditing Standards Reports related to its transfer agency and shareholder servicing services as prepared by the Transfer Agent's auditing firm.

   15.2 AMENDMENT. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

   15.3 MASSACHUSETTS LAW TO APPLY. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

   15.4 FORCE MAJEURE. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

   15.5 CONSEQUENTIAL DAMAGES. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

   15.6 SURVIVAL. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

   15.7 SEVERABILITY. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

   15.8 PRIORITIES CLAUSE. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

   15.9 WAIVER. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

   15.10 MERGER OF AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

   15.11 COUNTERPARTS. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

   15.12. REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

   15.13 NOTICES. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

                         (a)   If to the Transfer Agent, to:

                               Boston Financial Data Services, Inc.
                               2 Heritage Drive
                               N. Quincy, MA  02171
                               Attention: Legal Department, 4th Floor
                               Facsimile: (617) 483-2490

                         (b)   If to the Fund, to:

                               ICON FUNDS
                               5299 DTC Boulevard, Suite 1200
                               Greenwood Village, Colorado 80111
                               Attention: Legal Department
                               Facsimile:  (303) 328-9296

16.       ADDITIONAL FUNDS

          In the event that the Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

17.       LIMITATIONS OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS

          A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                            ICON FUNDS


                                            BY:
                                                ------------------------------
                                            NAME:
                                                 -----------------------------
                                            TITLE:
                                                  ----------------------------

ATTEST:


-------------------------------


                                            BOSTON FINANCIAL DATA SERVICES, INC.


                                            BY:
                                                ------------------------------
                                            NAME:   D. Mark Scovell
                                                  ----------------------------
                                            TITLE:  Senior Vice President
                                                  ----------------------------


ATTEST:


-------------------------------

                                   SCHEDULE A

ICON Asia-Pacific Region Fund

ICON Bond Fund

ICON Consumer Discretionary Fund

ICON Core Equity Fund

ICON Covered Call Fund

ICON Energy Fund

ICON Equity Income Fund

ICON Europe Fund

ICON Financial Fund

ICON Healthcare Fund

ICON Industrials Fund

ICON Information Technology Fund

ICON International Equity Fund

ICON Leisure and Consumer Staples Fund

ICON Long/Short Fund

ICON Materials Fund

ICON Telecommunication & Utilities Fund


ICON FUNDS                                   BOSTON FINANCIAL DATA
                                             SERVICES, INC.

 By:                                         By:
----------------------------------------    -----------------------------------

 Name:                                       Name: D. Mark Scovell
----------------------------------------    -----------------------------------

 Title:                                      Title: Senior Vice President
----------------------------------------    -----------------------------------

                                  SCHEDULE 1.2
                                 AML DELEGATION

1. DELEGATION. In connection with the enactment of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated thereunder, (collectively, the "USA PATRIOT Act"), the Fund has developed and implemented a written anti-money laundering program (the "AML Program"), which is designed to satisfy the requirements of the USA PATRIOT Act. Under the USA PATRIOT Act, a mutual fund can elect to delegate certain duties with respect to the implementation and operation of its AML Program to a service provider, including its transfer agent. The Fund is desirous of having the Transfer Agent perform certain delegated duties pursuant to the AML Program and the Transfer Agent desires to accept such delegation.

2. LIMITATION ON DELEGATION. The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only those duties that have been expressly delegated on this
          Schedule 1.2(h) (the "Delegated Duties"), as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, shares in the Fund for which the Transfer Agent maintains the applicable shareholder information.

3. CONSENT TO EXAMINATION. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the USA PATRIOT Act and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

4.        DELEGATED DUTIES

   4.1 Consistent with the services provided by the Transfer Agent and with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

          (a) Submit all financial and non-financial transactions through the Office of Foreign Assets Control ("OFAC") database and such other lists or databases as may be required from time to time by applicable regulatory authorities;

          (b) Review special payee checks through OFAC database;

          (c) Review redemption transactions that occur within thirty (30) days of account establishment or maintenance;

          (d) Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

          (e) Review accounts with small balances followed by large purchases;

          (f) Review accounts with frequent activity within a specified date range followed by a large redemption;

          (g) On a daily basis, review purchase and redemption activity per tax identification number ("TIN") within the Funds to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

          (h) Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file IRS Form 8300 and issue the Shareholder notices required by the IRS;

          (i) Determine when a suspicious activity report ("SAR") should be filed as required by regulations applicable to mutual funds; prepare and file the SAR. Provide the Fund with a copy of the SAR within a reasonable time after filing; notify Fund if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR;

          (j) Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames; and

          (k) In accordance with procedures agreed upon by the parties (which may be amended from time to time by mutual agreement of the parties)
          (i) verify the identity of any person seeking to open an account with the Fund, (ii) maintain records of the information used to verify the person's identity and (iii) determine whether the person appears on any lists of known or suspected terrorists or terrorists organizations provided to the Fund by any government agency.

   4.2 In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.


ICON FUNDS                            BOSTON FINANCIAL DATA
                                      SERVICES, INC.

 By:                                  By:
-----------------------------        ---------------------------------------

 Name:                                Name: D. Mark Scovell
-----------------------------        ---------------------------------------

 Title:                               Title: Senior Vice President
-----------------------------        ---------------------------------------

                                  SCHEDULE 2.1

                     THIRD PARTY ADMINISTRATOR(S) PROCEDURES

                              Dated: April 22, 2005

1. On each day on which both the New York Stock Exchange and the Fund are open for business (a "Business Day"), the TPA(s) shall receive, on behalf of and as agent of the Fund, Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to each Fund (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan's receipt of purchase orders and redemption requests by Participants in proper form by the time required by the terms of the Plan, but not later than the time of day at which the net asset value of a Fund is calculated, as described from time to time in that Fund's prospectus. Each Business Day on which the TPA receives Instructions shall be a "Trade Date".

2. The TPA(s) shall communicate the TPA(s)'s acceptance of such Instructions, to the applicable Plan.

3. On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Fund's custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Fund, the TPA(s), and the Transfer Agent.

4. The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5. The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6. The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7. The TPA(s) shall, at the request and expense of each Fund, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Fund for delivery to its shareholders.

8. The TPA(s) shall, at the request of each Fund, prepare and transmit to each Fund or any agent designated by it such periodic reports covering Shares of each Plan as each Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9. The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10. The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11. Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Fund be furnished to Participants in which event the Transfer Agent or each Fund shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or each Fund, provide at the TPA(s)'s expense complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.


ICON FUNDS                            BOSTON FINANCIAL DATA
                                      SERVICES, INC.

 By:                                  By:
-----------------------------        ---------------------------------------

 Name:                                Name: D. Mark Scovell
-----------------------------        ---------------------------------------

 Title:                               Title: Senior Vice President
-----------------------------        ---------------------------------------

                                  SCHEDULE 3.1

                                      FEES

                  Dated: April 22, 2005 through April 22, 2008

GENERAL: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

ANNUAL SERVICE FEES
Open Accounts                                              $      13.25/account
Networked Accounts                                         $       7.00/account
Closed Accounts                                            $       1.80/account
Foreign Shareholder Servicing*                             $        .30/account
CUSIP Fee                                                  $   3,500.00/CUSIP
IRA Custodian Maintenance**                                $      10.00/SSN
Regulatory Compliance                                      $     100.00/CUSIP
AML*                                                       $        .25/account (excludes matrix level 3)

     *Note:  Minimum monthly charge of $200.00
    **Note:  Paid by Shareholder

ACTIVITY-BASED FEES
New Account Set-up                                         $       4.25/each
Telephone Calls                                            $       3.50/each
Manual Transactions                                        $       1.50/item
Correspondence                                             $       0.00
Special mailings/Proxy for Third Party Vendor              $     250.00/per mailing

ADDITIONAL CUSIP FEES
Implementation Charge                                      $   1,650.00/CUSIP
Rush Request (LESS THAN30 day's notice)                    $   1,100.00/CUSIP

ANNUAL AUTOMATED WORK DISTRIBUTOR ("AWD") FEES++
License and Remote Processing                              $   5,100.00/workstation

    ++Note: Excludes hardware, third-party software or connectivity costs.

CONVERSION-IN CHARGES:                                     $  50,000.00^

    ^Note: Includes only the following: System Transition; Image Conversion; System Enhancements; Training and Travel Out-of-Pockets. Further expenses may result for additional Fund requests or requirements.

OUT-OF-POCKET EXPENSES                                  Billed as incurred

Out-of Pocket expenses include but are not limited to: confirmation statements, escheatment, NSCC, freight, quarterly statements, postage, long distance telephone calls, records retention, customized programming/enhancements, federal wire fees, transcripts, microfilm, microfiche, disaster recovery, hardware at your facility, telecommunications/network configuration and all other expenses incurred on the Fund's behalf.


ICON FUNDS                            BOSTON FINANCIAL DATA
                                      SERVICES, INC.

 By:                                  By:
-----------------------------        ---------------------------------------

 Name:                                Name: D. Mark Scovell
-----------------------------        ---------------------------------------

 Title:                               Title: Senior Vice President
-----------------------------        ---------------------------------------

                                SCHEDULE 12.1(A)

ITEM                                                              STANDARD
------------------------------------------------------------------------------------------------------------------
Processing Statistics Accuracy - Financial Transactions           NQR Average by Transaction Type.
(includes purchases, redemptions and exchanges)

Processing Statistics Accuracy - Non-Financial Transactions       NQR Average by Transaction Type.
(includes transfers and maintenance)

Processing Statistics Timeliness - Financial (includes paper      NQR Average by Transaction Type.
based accounts, purchases, redemptions and exchanges)

Processing Statistics Timeliness - Non- Financial (includes       NQR Average by Transaction Type.
transfer and maintenance)

Mailing of Shareholder Confirms                                   Achieve 100% mailed by the 3rd business day.

Mailing of Periodic Statements                                    Achieve 100% mailed by the 5th business day
                                                                  following approval.

Mailing of Redemption/SWP Checks                                  Achieve 100% mailed by 3rd business day.

Mailing of Cash Dividend Checks                                   Achieve 100% mailed by 3rd business day.

Outgoing Wires                                                    100% on next business day.

DAILY CASH AND SHAREHOLDER COMMUNICATION

Revised Shareholder Cash Reporting by 8:00 a.m. CST               100% reported without revision.

INVESTOR SERVICES

Service Level                                                     80% of calls answered in less than 20 seconds.

Research requests for items generated within past 7 years         Completed within 7 business days of receipt.

Research requests for items generated older than 7 years          Completed within 7 business days of receipt.

Literature fulfillment                                            Standard will be set after Literature
                                                                  Fulfillment vendor is selected.

TAX COMPLIANCE REPORTING

Prepare and distribute appropriate Internal Revenue Service       Meets all regulatory deadlines.
forms for corresponding Fund and shareholder income and capital gains, including but not limited to Forms 1099 DIV, 1099 INT,
5498, and 1099B

Issue and submit tax withholding reports to the Internal          Meets all regulatory deadlines.
Revenue Service

Provide information regarding potential market timing activity    By 11:00 a.m. CST - client will use RPMS Web to
via Short-Term Trader or similar report                           view reports.

Sales Data Reports for Blue Sky Registration                      By 11:00 a.m. CST on the next business day.

Delivering Feed to the Website                                    Online availability and systems feeds will be
                                                                  available by 5:30 a.m. CST.

ICON FUNDS                            BOSTON FINANCIAL DATA SERVICES,
                                      INC.

 By:                                  By:
-----------------------------        ---------------------------------------

 Name:                                Name: D. Mark Scovell
-----------------------------        ---------------------------------------

 Title:                               Title: Senior Vice President
-----------------------------        ---------------------------------------

                                        3